Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 002-75010 on Form N–1A of our report dated February 11, 2022, relating to the financial statements and financial highlights of VIP Value Portfolio, a fuwnd of Variable Insurance Products Fund Trust, appearing in the Annual Report on Form N-CSR of Variable Insurance Products Fund Trust for the year ended December 31, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 13, 2022